CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETED ASTERISKS [*], HAS BEEN OMITTED PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED BECAUSE IT IS BOTH (I) NOT MATERIAL and (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED

RELEASE OF CLAIMS AND SEPARATION AGREEMENT

The following Release of Claims and Separation Agreement (the “Agreement”), is made by and between the L. Heath Sampson (referred to as “Employee” “you” “your” “I” or “me”) and Advanced Emissions Solutions, Inc. and its affiliated companies (including but not limited to, ADA-ES, Inc., Advanced Clean Energy Solutions, LLC, and ADA Carbon Solutions, LLC ("ACS")), (collectively, “COMPANY”), or herein collectively referred to as the “Parties.” You have a period of twenty one (21) calendar days after the Separation Date within which to consider the terms of this Agreement. If you accept the terms of this Agreement, you may revoke your acceptance within the following seven (7) days in accordance with Section F of this Agreement. In order to accept this Agreement, you must deliver a signed copy of the Agreement to Human Resources, Advanced Emissions Solutions, Inc., 8051 E. Maplewood, Suite 210, Greenwood Village, CO 80111 no later than twenty one (21) calendar days after your Separation Date.

WHEREAS, Employee and Company have mutually agreed to Employee’s separation from COMPANY effective on June 30, 2020, or such other date as You and the Company’s Board of Directors mutually agree in writing; and

WHEREAS, COMPANY has offered a generous and reasonable separation package to Employee, in satisfaction of any contractual rights to severance payment that Employee might have under the Employment Agreement and Rider to Employment Agreement, each dated August 27, 2014 (collectively, the "Employment Agreement"), which benefits Employee would not be entitled to without execution of this Agreement, and which Employee has fully, knowingly, and without coercion accepted in exchange for waiver and release of all past and present claims that Employee may have against COMPANY through Employee’s signature, execution, and return of this Agreement; and

NOW, THEREFORE, in consideration of the mutual promises, agreements, and covenants detailed below, the receipt and sufficiency of which are hereby acknowledged, the parties agree, understand, and consent to their obligations to the following:

AGREEMENT

In consideration of the mutual promises and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

Definitions:

1.	The “Effective Date” is the eighth day after the date you return a signed copy of this Agreement to COMPANY. You cannot sign this agreement before the Separation Date.

2.	The “Separation Date” is June 30, 2020, or such other date as you and the Board of Directors mutually agree, and is the date your separation from employment with COMPANY becomes effective.

3.	“ADES Shares” means shares of Advanced Emissions Solutions, Inc. common stock that trade under the symbol (NASDAQ:ADES).

4.
“Severance Shares” are unvested ADES Shares in a restricted stock award agreement or performance stock units that COMPANY causes to vest, and that otherwise would not vest due to your separation from employment with COMPANY.

5.
The “Severance Compensation” is, collectively, the compensation set forth in Section B below, and is independent of and separate from the payment of earned wages or other vested benefits. Without limitation, Severance Compensation includes the following:

a.	As “Separation Pay,” the sum of $525,000, which shall comprise salary continuation for twelve (12) months.

b.
As “Benefits Pay,” the Company will pay monthly premiums on your behalf for twelve (12) months of payment of your elected Benefits at Consolidated Omnibus Budget Reconciliation Act (COBRA) rates (the “Benefits Period”) for medical, dental, and vision coverage you have currently elected (the “Benefits”), if any.

c.
As “Bonus Pay,” a success fee of $262,500, equal to 50% of your target 2020 bonus, which is contingent on [*], and which will be paid out on December 31, 2020, regardless of whether you are still employed by COMPANY.

d.
As Severance Shares, the Company will cause to vest 110,253 ADES Shares representing the unvested components of your outstanding restricted stock award agreements and 23,863 ADES Shares representing the maximum attainable award on your outstanding performance stock units. The Severance Shares subject to restricted stock award agreements will be caused to vest on the Separation Date, and Severance Shares subject to performance stock units will be evaluated on a performance period as set forth in the applicable agreements.

Section A - Employee Representations

1.
You represent that all property belonging to the COMPANY, or any of its respective clients or prospective clients, that was obtained by you as a result of your employment has been returned, unless otherwise agreed by you and COMPANY in writing. Property as used in this provision includes, but is not limited to, computers, PDAs, and any confidential or proprietary documents, information or materials.

2.	Employee specifically represents, warrants, and confirms that Employee:

a.	has not filed any claims, complaints, or actions of any kind against COMPANY with any court of law, or local, state, or federal government or agency;

b.	has been properly paid for all hours worked for COMPANY;

c.	has received all commissions, bonuses, and other compensation due to the Employee;

d.	has not engaged in any unlawful conduct relating to the business of COMPANY; and

e.	has at all times complied with the COMPANY’S Code of Conduct.

Section B - COMPANY’S Consideration

1.	COMPANY will, in consideration for your releases and promises set forth in this Agreement, pay you the following as Severance Compensation:

a.
COMPANY will pay you the Separation Pay, as such term is defined in the Notice of Layoff, less all applicable deductions and withholdings required by law. This amount will be paid to you in bi-weekly installments, and will pay out on the COMPANY’s regular pay period schedule until you have received the entire Separation Pay. Your Separation Pay shall begin on the first payroll date following the Separation Date; provided, however, that if 1) you fail to timely execute the Agreement, 2) you rescind the Agreement after its execution, or 3) the COMPANY at any time determines that the representations made in Section A above cease to be true and correct or you are found to have violated any of the provisions of Section E, the Payments shall immediately cease, you shall have no further right to any Separation Pay, and you shall be liable to reimburse COMPANY for any Separation Pay previously paid to you under this Agreement. Payments will be paid by direct deposit into the account you have designated for payroll deposits. The Separation Pay will also be included in your relevant W-2 gross wages and taxes paid by COMPANY and reflected on the final W-2 issued to you by the COMPANY. You are and shall be solely responsible for any and all federal, state and local taxes that may be owed by you by virtue of the receipt of any portion of the monetary payment provided under this Agreement; and

b.
COMPANY will pay your monthly COBRA premiums for medical, dental, and vision benefits for twelve (12) months. It is your responsibility to notify the COMPANY of your intention to elect COBRA coverage; and

c.	COMPANY will pay you the Bonus Pay, contingent on [*], to be paid on December 31, 2020, regardless of whether you are still employed by COMPANY; and

d.
COMPANY will make a prorated safe harbor contribution on your behalf to the Advanced Emissions Solutions, Inc. Profit Sharing Retirement Plan (the “401k”) for the plan year. Safe Harbor funds will not be applied to any Severance Compensation; and

e.
Company will cause to vest 110,253 restricted ADES Shares and 23,863 performance stock units on the Separation Date, with performance stock units to be calculated on a performance period as set forth in the applicable agreements.

2.
COMPANY has not made any representations of any kind to Employee regarding the tax consequences of the separation payment provided in Section B.1 of the Agreement, and Employee agrees that Employee shall be solely responsible for paying any and all taxes due and owing from Employee as a result of the Separation Pay referenced in Section B.1 above. In addition, Employee agrees to fully defend, indemnify and hold harmless COMPANY from the payment of taxes, interest and/or penalties that are required of Employee by any government agency at any time as a result of payments of the separation payment.

3.
You agree and acknowledge that the Severance Compensation provided under this Waiver and Release are adequate and sufficient and in excess of what you would otherwise be entitled to receive from the COMPANY as a result of your resignation.

4.
COMPANY, by entering this Agreement, does not admit that it is legally obligated to make any payment and denies that it is responsible or legally obligated for any claims or that it has engaged in any improper conduct or wrongdoing.

5.	Under no circumstances will you be entitled to the Severance Compensation described herein unless you execute and comply with the terms of this Agreement.

6.
Except as set forth herein, no part of the cash portion of the Severance Compensation will be contributed to any employee benefit plan nor will any contribution, matching or otherwise, be made by COMPANY to any employee benefit plan as a consequence of the Severance Compensation.

7.
From time to time the COMPANY or its affiliates may list job openings for which you are a qualified candidate. You will be eligible to apply for any such job openings provided, however, if you are selected for a job opening and return to employment with COMPANY or any of its affiliates, you will forfeit any remaining Separation Pay and Benefits Pay scheduled but not yet paid under this Agreement.

Section C - Release of COMPANY and Covenant Not To Sue

1.
In consideration for the payments set out in Section B above, you, including for all purposes, your heirs, executors, administrators and assigns, hereby forever, unequivocally and unconditionally release and discharge COMPANY, including for all purposes, its past and present officers, directors, managers, employees, affiliates, members, subsidiaries, agents, predecessors, successors and assigns (the “Released Parties”), from and against any and all claims, liabilities, demands, expenses, costs, causes of action or any other obligation to Employee arising out of or in respect to related to Employee’s employment with COMPANY from the beginning of time through the Effective Date, including but not limited to: (i) any claims arising under any Federal, or state or local laws in Colorado; (ii) any monetary claims arising under any anti-discrimination statute including, but not limited to, the Title VII of the Civil Rights Act of 1964, Equal Pay Act of 1963, Age Discrimination in Employment Act of 1967, Rehabilitation Act of 1973, Sections 501 and 505, Titles I and V of the Americans with Disabilities Act of 1990 and Civil Rights Act of 1991, the Americans with Disabilities Act Amendments Act of 2008, the Colorado Anti-Discrimination Act, and any amendments of all aforementioned laws; (iii) claims for nonpayment of wages or any other compensation, including but not limited to monetary claims arising under the Colorado Wage Act; (iv) claims arising under the Older Workers' Benefits Protections Act of 1990, the Family Medical Leave Act of 1993 and subsequent amendments and the Employee Retirement Income Security Act; (v) claims alleging Tort and Breach of Contract under federal and Colorado laws; (vi) claims under the common laws of Colorado; (vii) claims under any compensation or benefit plan of the COMPANY, including but not limited to claims under any Organization benefit program, incentive, stock, deferred compensation or bonus plans, sick leave, personal leave and vacation pay, and which arose on or before the Effective Date, except that this Agreement shall not waive, release, modify or impair your rights with respect to the Employment Agreement, if any; (viii) any claims for attorney’s fees or costs; and (ix) C.R.S. § 24-34-402.5. If any claim is not subject to release, to the extent permitted by law, you waive any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which the COMPANY is a party.

2.
Employee understands that the Agreement represents a full and final settlement and release of all claims arising out of Employee’s employment with COMPANY. Employee agrees not to sue, whether alone or with others, any of the Released Parties on any claim released by the Agreement and that, to the extent permitted by law, Employee will refrain from participating in any action, whether administrative, legal or arbitral or seeking individualized relief against any of the Released Parties. Employee agrees to withdraw any claim for individualized relief that Employee may have already filed. Employee warrants that as of the Effective Date, Employee has not filed any charge or claim seeking individualized relief or participated directly or indirectly in any action filed against any Released Parties.

3.	Employee understands and agrees that entry into the Agreement is not and shall not be construed as an admission of liability by COMPANY and Released Parties or an admission that its acts, verbal or written statements, practices or policies violated any federal or state statute, common law duty, constitutional or administrative rule or regulation.

4.
Nothing in the Agreement shall: (1) impose any condition, penalty, or other limitation affecting Employee’s right to challenge the release contained herein; (2) unlawfully release Employee’s rights under applicable laws; (3) release claims that arise after the Agreement is signed; (4) release Employee’s right to file an administrative charge with any state, or federal administrative agency, although Employee’s does waive and release Employee’s right to recover any individualized relief under such applicable law including without limitation compensatory damages, punitive damages, liquidated damages, or attorneys' fees and costs; (5) prevent or interfere with Employee’s ability or right to provide truthful testimony, if under subpoena or court order to do so, or respond as otherwise required by law; or (6) prohibit Employee from reporting possible violations of federal law or regulation to any governmental agency or entity, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation.

5.
Employee agrees to work in good faith with COMPANY, upon request, to effectuate a transition of Employee’s COMPANY responsibilities including those listed in the Transition Work Plan presented to the Company’s Board of Directors at the meeting on March 27th, 2020.

Section D - Disclosure Pursuant to the Older Workers Benefit Protection Act

1.
You acknowledge that you were advised to consult with an attorney of your own choosing about this Agreement before signing it. You acknowledge that through your signature below that you have carefully read the foregoing, had sufficient opportunity to deliberate on the same with counsel of your own choosing, know and understand its contents, and sign the same as your free and independent act. You acknowledge that no inducements, representations, or agreements have been made or relied upon to make the Agreement except as stated in the Agreement. Any costs or fees for consultation with private attorneys are the responsibility of the Employee.

2.
This Agreement cannot be signed until the Separation Date. After acceptance of this Agreement, Employee has seven (7) days in which to rescind Employee’s acceptance of the Agreement (the “Revocation Period”).  To revoke acceptance of this Agreement, Employee must deliver a written statement of revocation to Human Resources, ADA-ES, Inc., 8051 E. Maplewood, Suite 210, Greenwood Village, CO 80111, that is received before the close of business on the seventh day after you sign the Agreement. At the expiration of the Revocation Period, if COMPANY has not received written notice from Employee of Employee’s revocation, the entire Agreement shall become binding and irrevocable. The Release shall become effective at the expiration of the Revocation Period. In the event Employee revokes the Agreement during the Revocation Period, Employee shall return all copies of this executed Agreement, and the Agreement shall become null and void and shall not serve as evidence for any purpose. Employee further acknowledges that any Severance Pay, Benefits Pay and Bonus amounts to which Employee is not otherwise entitled will cease immediately should Employee 1) fail to timely sign this Agreement, or 2) sign and later rescind this Agreement, and Employee shall thereafter be liable to repay any amounts paid to Employee under this Agreement.

3.
Through this Waiver and Release, Employee is knowingly and voluntarily waiving, releasing and discharging any and all claims of any kind that you have or may have against COMPANY arising under the Age Discrimination in Employment Act of 1967 (as amended). Employee is not waiving any rights or claims that may arise after the date this Agreement becomes effective.

4.	Employee and COMPANY agree that the consideration outlined in Section B of the Agreement will be paid according to the schedule provided in Section B.

Section E - Non-Compete, Survival of Restrictive Covenants and Confidentiality Agreements

1.
You acknowledge that you are party to an Employment Agreement with COMPANY, a copy of which has been provided herewith, in which you have assumed Continuing Obligations under the Employment Agreement. Specifically, your Employment Agreement creates Restrictive Covenants that will continue to bind you post-employment.

2.
You agree that for a period of twelve (12) months from the Separation Date, you will not directly or indirectly participate in the ownership, management, operation, financing or control of, or be employed by or consult for, any Competitor in the United States with which the COMPANY has sought to do business in the twelve (12) months preceding the Separation Date. You further agree that you will not interfere with any transaction or prospective agreement in which COMPANY was involved at any point in the last twelve (12) months of your employment. You will not be deemed to have violated this provision merely by participating in trade associations or other industry associations such as the Institute of Clean Air Companies or National Coal Council.

3.
Nothing herein shall be deemed to affect any post-employment obligations you may have pursuant to the Employment Agreement, including, but not limited to, those provisions identified herein. You acknowledge that from time to time you may have transferred employment between COMPANY and one or more of its affiliates, and that your Continuing Obligations apply to all work performed for COMPANY or any of its affiliates.

4.
You acknowledge that by reason of your position with the COMPANY you have been given access to confidential, proprietary or private materials or information with respect to the COMPANY and its affairs. You acknowledge that you have obligations to maintain the confidentiality of this information, including but not limited to under COMPANY’S standard Confidentiality Agreement, a copy of which has been provided herewith, which you agree and acknowledge that you signed in connection with your employment. You represent that you have held all such information confidential and will continue to do so, and that you will not use such information without the prior written consent of the COMPANY.

5.
Notice of Immunity from Liability. Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state or local government, or to an attorney, and is made solely for the purpose of reporting or investigating a suspected violation of law. The same immunity will be provided for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for reporting a suspected violation of law may disclose the trade secret to the individual’s attorney and use the trade secret information in the court proceeding if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

Section F - Representation as to Medicare

1.
Employee represents and warrants that Employee is not enrolled in the Medicare program, and has not been enrolled throughout the time of the Released Matters through the date of the Agreement. Employee represents and warrants that the information provided to the Released Parties for confirmation of Employee’s Medicare status, including Employee’s name, gender, date of birth and Social Security Number, is complete, accurate and current as of the date of the Agreement. Employee will execute the Agreement and a CMS Form Seeking Medicare Information to confirm Employee’s eligibility or non-eligibility attached hereto as Exhibit “A.”

2.
Employee represents and warrants that no Medicaid payments have been made to or on behalf of Employee and that no liens, claims, demands, subrogated interests or causes of action of any nature or character exist or have been asserted arising from or related to any Released Matters. Employee further agrees that Employee, and no Released Parties, shall be responsible for satisfying all such liens, claims, demands, subrogated interests, or causes of action that may exist or have been asserted or that may in the future exist or be asserted.

3.
Indemnification for Medicare Claims and Medicaid Liens. To the extent that Employee’s representations and warranties related to Employee’s Medicare status and receipt of medical services and items related to the Released Matters are inaccurate, not current, or misleading, Employee agrees to indemnify and hold harmless COMPANY and Released Parties from any and all claims, demands, liens, subrogated interests, and causes of action of any nature or character that have been or may in the future be asserted by Medicare and/or persons or entities acting on behalf of Medicare, or any other person or entity, arising from or related to the Agreement, the payment of the Settlement Amount, any Conditional Payments made by Medicare, or any medical expenses or payments arising from or related to any Released Matters that is subject to the Agreement, including but not limited to: (a) all claims and demands for reimbursement of Conditional Payments or for damages or double damages based upon any failure to reimburse Medicare for Conditional Payments; (b) all claims and demands for penalties based upon any failure to report, late reporting, or other noncompliance with or violation of Section 111 of MMSEA that is based in whole or in part upon late, inaccurate, or inadequate information provided to Released Parties by Employee or upon any failure of Employee to provide information; and (c) all Medicaid liens. The indemnification obligation includes all damages, double damages, fines, penalties, attorney fees, costs, interest, expenses, and judgments incurred by or on behalf of Released Parties in connection with such claims, demands, subrogated interests, or causes of action. Regardless of the accuracy of the representations and warranties made above, Employee agrees to indemnify and hold the Released Parties harmless for taxes on payments made to Employee and any tax consequences related thereto, except those prohibited by law.

Section F - Miscellaneous

1.
Severability. If a court determines that any provision of this Agreement or portion thereof is invalid or unenforceable, any invalidity or unenforceability will affect only that provision or portion of that provision and shall not make any other provision of this Agreement invalid or unenforceable. Instead, the court shall modify, amend or limit the provision or portion thereof to the extent necessary to render it valid and enforceable.

2.	Receipt of Agreement. You acknowledge that you received this Agreement on the Separation Date.

3.
Entire Agreement. Subject to the survival of certain provisions of your Employment Agreement set forth in Section E above, this Agreement represents the entire agreement and understanding between you and COMPANY, your employment with and separation from COMPANY and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning your relationship with COMPANY. This Agreement shall not be modified, amended, supplemented, altered, or varied, nor shall any term or condition contained in this Agreement be waived, except by a written instrument signed by the Parties.

4.
Confidentiality of Agreement. You understand and agree that the terms of, provisions of, and details of the written Agreement, and the nature of discussions resulting in the Agreement (collectively referred herein as “Confidential Information”), are to be strictly held confidential. You agree to keep this Agreement confidential and will not communicate the terms of this Agreement, including the type or amount of severance provided, or the fact that such Agreement exists, to any third party except to your immediate family, accountants, legal or financial advisors, and to COMPANY’s officers and employees with a need to know, or as otherwise appropriate or necessary as required by law or court order.

5.
Cooperation. Employee will cooperate with COMPANY, including its affiliates, in any claims or lawsuits where Employee has knowledge of the facts. Employee further agrees that not to voluntarily aid, assist, or cooperate with anyone who has claims against COMPANY or with their attorneys or agents in any claims or lawsuits that such person may bring. Nothing in this Agreement prevents Employee from testifying at an investigation, regulatory audit, administrative hearing, arbitration, deposition or in court in response to a lawful and properly served subpoena.

6.	Choice of Law. The parties agree that the laws of the State of Colorado shall govern this Agreement.

7.
Admissibility. The Parties agree that the Agreement shall not be tendered or admissible as evidence in any proceeding by any Party for any purpose, except that the Agreement may be offered as evidence in a proceeding involving one or more of the Parties in which an alleged breach of the Agreement, the enforcement of the Agreement, or the validity of any term of the Agreement is at issue.

8.
Enforcement. The Parties understand and agree that if, at any time, a violation of any term of this Agreement is asserted by any party hereto, that party shall have the right to seek performance of that term and/or any other necessary and proper relief including, but not limited to, damages from the applicable state or federal courts located in the State of Colorado and each agree to be subject to and shall submit to the jurisdiction of such courts for any such action or proceeding. In any such proceeding, the Parties agree that the remaining terms of this Agreement remain in full force and effect, and you further agree not to reinstate any claims otherwise compromised by this Agreement, or rely upon the facts which allegedly support such claims.

9.
Sufficiency of Consideration. Employee acknowledges the adequacy and sufficiency of the consideration for the promises set forth in this Agreement. Employee is estopped from raising and hereby expressly waives any claim regarding receipt and/or legal insufficiency of the consideration provided by COMPANY to Employee under this Agreement.

10.
Dispute Resolution and Attorney’s Fees. If any suit or action is instituted under or in relation to this Agreement, including without limitation to enforce any provision in this Agreement, the parties will submit the matter to be mediated by a professional mediator mutually acceptable to the parties. The mediation and all documentation, hearings, and communications relating thereto will be confidential. The parties will share equally the costs of the mediator and shall be responsible for their own costs, travel and related expenses associated with the mediation. If a good faith attempt of mediation does not settle the dispute after sixty (60) days, either party may refer the matter to a court of competent jurisdiction located in Denver, Colorado. The prevailing party in such any litigation shall be entitled to recover from the other party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, reasonable fees and expenses of attorneys and all fees, costs and expenses of appeals.

11.
Insider Trading Policy. You acknowledge that you have been provided a copy of COMPANY’s insider trading policy. Although the COMPANY policy will no longer apply to you after your Separation Date, you will still be subject to insider trading laws. Trading in ADES Shares, including liquidating your ADES Shares as part of a 401k roll over, could trigger inadvertent consequences. COMPANY encourages you to seek legal advice before taking any such action.

12.	Binding Agreement. The Agreement shall be binding upon the Parties, their heirs, successors and assigns.

[Rest of Page Intentionally Left Blank]

I have carefully read all aspects of this Agreement, and I execute it voluntarily, fully understanding and accepting all provisions of this Agreement in its entirety and without reservation after having had sufficient time and opportunity to consult with my legal advisors prior to executing this Agreement. I understand that in agreeing to this document, any and all claims I may have against the COMPANY are being waived and released. I have been advised to consult with an attorney prior to executing this Agreement. In agreeing to sign this Agreement I have not relied on any statements or explanation made by the COMPANY. I have had at least twenty-one (21) days to consider this Agreement and if I choose to sign this Agreement before the end of that period, it was my personal, voluntary decision to do so. I understand that if I do not return this Agreement signed by me to the COMPANY upon the expiration of the twenty-one day period, this offer will expire. I understand that I may revoke and cancel the Agreement within seven (7) days after signing it by serving written notice upon the COMPANY.

Employee:

/s/ L. Heath Sampson
Name: L. Heath Sampson	Date:	6/30/2020

For the COMPANY:

/s/ Chris Bellino
Name: Chris Bellino	Date:	6/30/2020
Title: Chief Accounting Officer

EXHIBIT “A”

[CMS Form Seeking Medicare Information]